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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                               ------------------

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                  /X/
Filed by a Party other than the
 Registrant                              / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or

                           ACRES GAMING INCORPORATED
----------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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--------------------------------------------------------------------------------

                           ACRES GAMING INCORPORATED
                             815 N.W. NINTH STREET
                            CORVALLIS, OREGON 97330

                            ------------------------

                                NOVEMBER 1, 1996

                            ------------------------

Dear Shareholder:

    You are cordially invited to attend the 1996 Annual Meeting of Shareholders (the "Annual Meeting") of Acres Gaming Incorporated (the "Company").

Place:           Company's Offices
                 7220 Bermuda Road
                 Las Vegas, NV 89119

Date:            Tuesday, November 12, 1996

Time:            3 p.m. local time

    The Notice of the Annual Meeting and Proxy Statement accompany this letter. The Proxy Statement describes the business to be transacted at the meeting and provides other information concerning the Company. The principal business to be transacted at the Annual Meeting will be election of a director, amendment of the Articles of Incorporation to authorize a class of Preferred Stock to be designated by the Board of Directors, amendment of the Acres Gaming Incorporated 1993 Stock Option and Incentive Plan to increase the number of shares issued thereunder by 750,000 shares and ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997. The Board of Directors recommends that shareholders vote for election of the nominated director, amendment of the Articles of Incorporation, amendment of the 1993 Stock Option and Incentive Plan and ratification of Arthur Andersen LLP as the Company's independent public accountants.

    We know that many of our shareholders will be unable to attend the Annual Meeting. Proxies are therefore solicited so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          Joseph A. Huseonica

                                          PRESIDENT AND CHIEF OPERATING OFFICER

                                   IMPORTANT

A proxy card is enclosed herewith. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                    IT IS IMPORTANT THAT YOUR STOCK BE VOTED

                           ACRES GAMING INCORPORATED
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 12, 1996

                             ---------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Acres Gaming Incorporated, a Nevada corporation (the "Company"), will be held on Tuesday, November 12, 1996, at 3:00 p.m. local time, at the Company's offices at 7220 Bermuda Road, Las Vegas, Nevada, for the following purposes:

        1.  To elect one director to the Company's Board of Directors.

        2. To amend the Company's Articles of Incorporation to authorize a class of Preferred Stock to be designated by the Board of Directors.

        3. To amend the Acres Gaming Incorporated 1993 Stock Option and Incentive Plan to increase the number of shares issuable thereunder by 750,000 shares.

        4. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending June 30, 1997.

        5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on October 18, 1996, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE ANNUAL MEETING.

                                          By Order of the Board of Directors
                                          John F. Acres,
                                          CHIEF EXECUTIVE OFFICER AND SECRETARY

Corvallis, Oregon

November 1, 1996

                           ACRES GAMING INCORPORATED
                             815 N.W. NINTH STREET
                            CORVALLIS, OREGON 97330

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON TUESDAY, NOVEMBER 12, 1996

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    This Proxy Statement is furnished by the Board of Directors of Acres Gaming Incorporated, a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held at 3 p.m. local time on Tuesday, November 12, 1996, at the Company's office, 7720 Bermuda Road, Las Vegas, Nevada.

    This Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about November 1, 1996.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of the Company's Common Stock at the close of business on October 18, 1996, are entitled to notice of and to vote at the Annual Meeting. On that date, 7,982,524 shares of the Company's Common Stock were outstanding (the "Outstanding Shares").

SOLICITATION OF PROXIES

    The cost of preparing, printing and mailing this Proxy Statement and the proxy solicited hereby has been or will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and other employees of the Company, without additional remuneration, in person or by telephone or facsimile transmission. The Company will also request brokerage firms, bank nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of the Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing, signing, dating and returning the enclosed proxy card will help avoid additional expense.

QUORUM AND VOTING

    Each Outstanding Share entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the Outstanding Shares, must be present in person or by proxy for the transaction of business. If a quorum is present:

        (i) a nominee for election to the Board of Directors will be elected by a plurality of the votes cast by holders of the Outstanding Shares;

        (ii) the amendment of the Articles of Incorporation to authorize a class of Preferred Stock will be approved if it receives the affirmative vote of a majority of the Outstanding Shares;

       (iii) the amendment of the Acres Gaming Incorporated 1993 Stock Option and Incentive Plan to increase the number of shares issuable thereunder by 750,000 shares will be approved if it receives the affirmative vote of a majority of the Outstanding Shares; and

        (iv) the appointment of Arthur Andersen, LLP, will be ratified if the proposal receives the affirmative vote of a majority of the Outstanding Shares represented at the meeting.

Abstentions and other non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but have no effect on the determination of whether a plurality exists with respect to a given nominee. An abstention or other non-vote has the effect of a vote against a proposal. Proxies and ballots will be received and tabulated by Norwest Bank Minnesota, N.A., the Company's transfer agent.

REVOCABILITY OF PROXIES

    Any proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised. A proxy may be revoked prior to its exercise by delivering to the Company's Secretary a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

    Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted "FOR" (i) election of the nominee for the Board of Directors named in this Proxy Statement; (ii) amendment of the Company's Articles of Incorporation to authorize a class of Preferred Stock; (iii) amendment of the Acres Gaming Incorporated 1993 Stock Option and Incentive Plan to increase the number of shares issuable thereunder by 750,000 shares; and (iv) ratification of the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending June 30, 1997. While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

                      PROPOSAL NO. 1--ELECTION OF DIRECTOR

ELECTION OF DIRECTOR

    The business and affairs of the Company are managed under the direction of its Board of Directors. The Company's Bylaws provide that the Board of Directors shall consist of not less than one nor more than 15 members. The Board of Directors currently consists of one member, John F. Acres. Members of the Board of Directors are elected for a term of one year or until their successors are elected.

    The Board of Directors has nominated Mr. Acres to serve as the sole director of the Company. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of Mr. Acres. If Mr. Acres becomes unable to serve prior to the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.

INFORMATION ABOUT THE DIRECTOR NOMINEE

                                                                                      DIRECTOR
NAME                          POSITIONS WITH THE COMPANY                    AGE         SINCE
---------------  -----------------------------------------------------      ---      -----------
John F. Acres..  Chief Executive Officer, Secretary and Director                42         1985

    JOHN F. ACRES, the founder of the Company, has served as Chief Executive Officer, Secretary and a director of the Company since its inception in 1985. Mr. Acres served as President of the Company from January 1985 to January 1996. Mr. Acres has been involved in the gaming industry since 1972, and has designed slot data collection systems, player tracking systems, and equipment for progressive jackpot systems that are widely used in the industry.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE.

BOARD COMMITTEES, ACTIONS AND COMPENSATION

    The Board of Directors does not have a standing Audit Committee, Compensation Committee or Nominating Committee. During the fiscal year ended June 30, 1996, the Board of Directors took action by written resolutions rather than at meetings. There were 30 sets of written resolutions filed in the Company's Minute Book in fiscal 1996.

                             MANAGEMENT INFORMATION

EXECUTIVE OFFICERS

    The following discussion sets forth information about the executive officers of the Company who are not directors.

NAME                                                       POSITIONS WITH THE COMPANY              AGE       OFFICER SINCE
-------------------------------------------------  ------------------------------------------      ---      ---------------
Joseph A. Huseonica..............................  President and Chief Operating Officer               52           1996
Robert W. Brown..................................  Chief Financial Officer and Treasurer               41           1993

    JOSEPH A. HUSEONICA joined the Company in January 1996 as President and Chief Operating Officer. From July 1994 to December 1995, Mr. Huseonica served as chief operating officer for Centric Corporation, a Portland, Oregon marketing services company. From August 1993 to July 1994, Mr. Huseonica was a consultant to various companies. From October 1991 to August 1993, Mr. Huseonica was vice president, marketing & sales for Radisys Corporation, a manufacturer of embedded computer systems based in Beaverton, Oregon. For more than 10 years prior to 1991, Mr. Huseonica held various senior management positions at Intel Corporation, including general manager of its OEM platforms operations.

    ROBERT W. BROWN joined the Company in July 1993 as Chief Financial Officer and Treasurer. From June 1991 through May 1993, Mr. Brown was the chief financial officer of Color & Design Exhibits, Inc., a manufacturer of interpretive and trade show exhibits in Portland, Oregon. From September 1983 through May 1991, Mr. Brown held financial management positions with Floating Point Systems, Inc., a Beaverton, Oregon manufacturer of mini-supercomputers, and served as its corporate controller from November 1989 through May 1991. Prior to 1983, Mr. Brown was employed by Arthur Andersen LLP for more than six years. Mr. Brown is a certified public accountant.

EXECUTIVE COMPENSATION

    COMPENSATION SUMMARY

    The following table sets forth certain information for each of the fiscal years ended June 30, 1996, 1995 and 1994 regarding compensation paid to the Company's Chief Executive Officer and each officer who was paid compensation in excess of $100,000 in the fiscal year ended June 30, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            ANNUAL COMPENSATION
                                                                                      --------------------------------
NAME AND PRINCIPAL POSITION                                                             YEAR       SALARY      BONUS
------------------------------------------------------------------------------------  ---------  ----------  ---------

John F. Acres.......................................................................       1996  $  180,000     --
  Chief Executive Officer and Secretary                                                    1995  $  180,000     --
                                                                                           1994  $  180,000     --

Robert W. Brown.....................................................................       1996  $  100,000     --
  Chief Financial Officer and Treasurer                                                    1995  $   95,000     --
                                                                                           1994  $   80,000     --

Joseph A. Huseonica.................................................................       1996  $   87,500     25,000
  Chief Operating Officer and President                                                    1995      --         --
                                                                                           1994      --         --

    The following table sets forth certain information regarding options granted during the fiscal year ended June 30, 1996, to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                              -------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                                              PERCENT OF                                 RATES OF STOCK PRICE
                                               NUMBER OF     TOTAL OPTIONS                             APPRECIATION FOR OPTION
                                               SECURITIES     GRANTED TO      EXERCISE                         TERM(5)
                                               UNDERLYING    EMPLOYEES IN       PRICE     EXPIRATION   ------------------------
NAME                                            OPTIONS       FISCAL YEAR     ($/SHARE)     DATE(1)        5%          10%
--------------------------------------------  ------------  ---------------  -----------  -----------  ----------  ------------
John F. Acres...............................    160,000(1)         28.4%      $    3.50      2/1/2006  $  912,000  $  1,451,200

Robert W. Brown.............................     15,000(2)          7.1%      $    4.82      4/1/2006  $  117,750  $    356,750
                                                 25,000(3)                    $    5.50      4/9/2006  $  224,000  $    187,500

Joseph A. Huseonica.........................    160,000(4)         28.4%      $    3.75     1/23/2006  $  977,600  $  1,556,800

------------------------
(1) One-sixth of the options vest six months from the date of grant, with an additional one-sixth vesting semi-annually thereafter until all options are vested. The options expire ten years from the date of grant.

(2) One-third of the options vest two years from the date of grant, another one-third vest three years from date of grant and options become fully exercisable four years from the date of grant. The options expire ten years from the date of grant.

(3) One-half of the options vest six months from the date of grant with the remainder vesting one year from the date of grant. The options expire ten years from the date of grant.

(4) With respect to 100,000 options, 13,325 options vest approximately six months from the date of grant, with an additional 13,325 options vesting semi-annually thereafter for a period of two and one-half years and a final 20,050 options vesting approximately three years from the date of grant. With respect to 60,000 options, one-sixth vest approximately six months from the date of grant, with an additional one-sixth vesting semi-annually thereafter until all options are vested. The options expire ten years from the date of grant.

(5) Future value of current year grants assuming appreciation of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

    The following table sets forth the number of securities underlying unexercised options and the value of unexercised in-the-money options at fiscal year end.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                            NUMBER OF SECURITIES
                                                 UNDERLYING            VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                                AT FY-END (#)             AT FY-END ($)
NAME                                       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
-----------------------------------------  -----------------------  --------------------------
John F. Acres............................         0/160,000                $0/$940,000

Robert W. Brown..........................       60,000/40,000           $382,500/$165,200

Joseph A. Huseonica......................      23,325/136,675           $131,203/$768,797

------------------------
(1) The per share fair market value for the Company's Common Stock was $9.375 at June 30, 1996.

RETIREMENT SAVINGS PLAN

    The Company maintains a profit sharing and savings plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), which allows employees to contribute up to 15% of their pre-tax income to the 401(k) Plan. The 401(k) Plan includes a discretionary matching contribution by the Company and provides that the Company may make an additional discretionary contribution out of profits at the end of any year. The Company has not made any discretionary matching contributions nor any additional discretionary contributions under the 401(k) Plan.

STOCK OPTIONS

    The Acres Gaming Incorporated 1993 Stock Option and Incentive Plan (the "1993 Plan") was adopted by the Board of Directors of the Company and approved by the shareholders in 1993. The 1993 Plan permits the granting of awards to employees and consultants of the Company in the form of stock options and grants of restricted stock. Stock options granted under the 1993 Plan may be "incentive stock options" meeting the requirements of Section 422 of the Code or non-qualified options which do not meet the requirements of Section 422. A total of 1,000,000 shares of the Company's Common Stock has been reserved for issuance pursuant to awards granted under the 1993 Plan. The Board of Directors has reserved, subject to shareholder approval, an additional 750,000 shares for issuance under the 1993 Plan. See Proposal No. 3 "Approval of Amendment to the 1993 Stock Option and Incentive Plan to Increase Number of Shares." As of October 18, 1996, an aggregate of 1,031,100 shares were subject to outstanding stock options, and 718,900 shares were available for grant. The exercise prices for currently outstanding stock options range from $3.00 to $16.00 per share. Options for 154,525 shares have been exercised under the 1993 Plan. No grants of restricted stock have been made under the 1993 Plan.

    The 1993 Plan is administered by the Board of Directors of the Company, or by a committee appointed by the Board of Directors. The 1993 Plan gives broad powers to the committee to administer and interpret the 1993 Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted. Options may be granted pursuant to the 1993 Plan through July 2003. The 1993 Plan may be terminated earlier by the Board of Directors in its sole discretion.

EMPLOYMENT CONTRACT

    The Company entered into an Employment Agreement with Mr. Joseph A. Huseonica on January 2, 1996 (the "Employment Agreement"). The initial term of the Employment Agreement runs through December 13, 1998, subject, however, to prior termination. The Company may terminate the Employment
Agreement upon 180 days written notice. The Company may terminate for cause (as defined in the Employment Agreement) immediately and without notice. Mr. Huseonica may terminate the Employment Agreement upon 60 days written notice. The Employment Agreement renews automatically for successive two year terms unless either party elects to the contrary 90 days prior to the expiration of the then-current term. The Employment Agreement provides for a base salary of $175,000 per year and a target bonus of $50,000 per year based on Mr. Huseonica's successful completion of certain objectives mutually agreed upon by Mr. Huseonica and the Board of Directors. The Employment Agreement provides that, following termination of employment, Mr. Huseonica will not, directly or indirectly, be connected in any manner with any business that competes with the Company, or divert any customer of the Company or induce any employee or consultant of the Company to terminate his or her relationship with the Company.

COMPENSATION COMMITTEE

    The Company has no compensation committee. During the fiscal year ended June 30, 1996, the Company's sole Director, John F. Acres, determined executive officer compensation.

REPORT ON EXECUTIVE COMPENSATION

    The underlying objectives of the Company's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to achieve optimum operating performance for the Company, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. There are three components to the Company's executive compensation: base salary, long-term incentives in the form of stock options, and incentive (bonus) payments.

    BASE SALARY. Base salary for each executive officer, other than the President and Chief Operating Officer, was subjectively determined by an assessment of his sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, and current salary in relation to salary levels for comparable positions in the industry, based on the Company's general awareness of such salary levels. Mr. Huseonica's base salary for the fiscal year ending June 30, 1996 was based on the Employment Agreement entered into in January 1996. In addition, the Chief Executive Officer's base salary takes into consideration his technological ability and a recognition of his position as a key innovator in the industry.

    LONG-TERM INCENTIVES. Stock options have been granted to the Chief Executive Officer and other executive officers to encourage management of the Company from the perspective of an owner with an equity interest in the Company. Vesting is used to encourage key employees to continue their employment with the Company. For 1996, Mr. Acres was granted options to acquire 160,000 shares and Mr. Brown was granted options to acquire 40,000 shares in recognition of their contributions to the Company's continued growth. In addition, options to acquire 160,000 shares were granted to Mr. Huseonica in connection with his joining the Company.

    ANNUAL INCENTIVES. Under his Employment Agreement, Mr. Huseonica will receive a performance bonus targeted at $50,000 per year upon successful completion of certain objectives agreed upon by Mr. Huseonica and the Board of Directors. Except for Mr. Huseonica, none of the Company's executive officers were awarded bonuses for the fiscal year ended June 30, 1996.

PERFORMANCE GRAPH

    The following graph compares total cumulative return to holders of the Company's Common Stock with the cumulative total return of the Nasdaq US Stock Market and the Dow Jones Industry Group CNO Index for the period beginning October 27, 1993, the first trading day of the Common Stock, and ending June 30, 1996.

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            ACRES GAMING    NASDAQ US STOCK MARKET    DOW JONES GROUP CNO
10/27/93         $ 100.00                  $ 100.00                $ 100.00
6/30/94          $ 110.00                   $ 91.46                 $ 65.12
6/30/95          $ 115.00                  $ 120.93                $ 109.06
6/30/96          $ 187.50                  $ 153.52                $ 141.98

    Assumes $100 invested in Acres Gaming Incorporated (at the initial public offering price of $5.00 per share), the Nasdaq US Stock Market and the Dow Jones Industry Group CNO Index, with all dividends reinvested. Stock price shown above for the Common Stock is historical and not necessarily indicative of future price performance.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers, directors and persons who own more than 10 percent of the Common Stock file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership on Forms 3 and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Form 4. Officers, directors and greater than 10 percent shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representation that no other reports are required, during the 1996 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with by such persons.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information regarding the beneficial ownership of shares of the Company's Common Stock by (i) each director of the Company, (ii) each Named Executive Officer, (iii) all directors and executive officers of the Company as a group, and (iv) each shareholder who is known by the Company to own more than 5% of the Company's Common Stock as of October 18, 1996.

                                                                                NUMBER OF SHARES
                                                                                  BENEFICIALLY        PERCENT OF
BENEFICIAL OWNER                                                                    OWNED(1)        OUTSTANDING(2)
----------------------------------------------------------------------------  --------------------  ---------------
John F. Acres...............................................................       2,801,152 (3)           35.0%
Robert W. Brown.............................................................          80,500 (4)            1.0%
Joseph A. Huseonica.........................................................          23,325 (5)           *
All directors and executive officers as a group (3 persons).................       2,904,977 (6)           36.4%

------------------------

*Less than 1%.

(1) "Beneficial Ownership" is defined pursuant to Rule 13d-3 of the Exchange Act, and generally means any person who directly or indirectly has or shares voting or investment power with respect to a security. A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including, but not limited to, any right to acquire such security through the exercise of any option or warrant or through the conversion of a security. Any securities not outstanding that are subject to such options or warrants shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.

(2) Based on 7,982,524 shares outstanding at October 18, 1996.

(3) Includes 2,574,186 shares held by a revocable trust established by Mr. Acres and his wife, with respect to which Mr. Acres has shared voting and shared dispositive powers. Also includes 199,500 shares beneficially owned by Mr. Acres' children who reside in his household, with respect to which Mr. Acres has no voting or dispositive powers. Also includes 26,666 shares subject to options exercisable within 60 days of October 18, 1996.

(4) Includes 2,000 shares beneficially owned by Mr. Brown's wife with respect to which Mr. Brown has no voting or dispositive powers. Also includes 72,500 shares subject to options exercisable within 60 days of October 18, 1996.

(5) Includes 23,325 shares subject to options exercisable within 60 days of October 18, 1996.

(6) Includes 122,491 shares subject to options exercisable within 60 days of October 18, 1996.

                     PROPOSAL NO. 2--APPROVAL OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

    Article IV of the Company's Articles of Incorporation currently authorizes issuance of 50,000,000 shares of Common Stock, $.01 par value per share. The Board of Directors has adopted a resolution to amend the Articles of Incorporation to authorize a class of 20,000,000 shares of Preferred Stock, $.01 par value, to be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors. The text of the Amendment to the Articles of Incorporation (the "Amendment") is set forth as Appendix 1 to this Proxy Statement. The Board of Directors will have the authority to fix and determine the rights and preferences of the shares of any series so established, including dividends, conversion prices, voting rights, redemption prices, maturity dates and similar matters without further action by the shareholders.

INTRODUCTION

    Publicly held companies, such as the Company, often have a capital structure which includes Preferred Stock which may be issued from time to time in order to respond to financing needs. The Board of Directors believe it is in the Company's interest to have a variety of financing alternatives available to allow the Company to address its capital requirements in rapidly changing capital markets. Moreover, the Company is seeking to amend its Articles of Incorporation to authorize Preferred Stock in connection with a proposed strategic alliance with International Game Technology ("IGT"), the largest manufacturer of slot machines in the world.

IGT STRATEGIC ALLIANCE

    On August 8, 1996, the Company and IGT entered into a letter of intent to form a strategic alliance (the "Strategic Alliance"). Under the proposed Strategic Alliance, the Company plans to (i) create proprietary games, using IGT equipment as the foundation, to be installed under leasing or revenue sharing agreements in casinos; (ii) sell its Concept III Bonusing Technology and player tracking components for use in IGT Smart System-TM- player tracking/slot accounting installations; (iii) eventually withdraw from part of the player tracking/slot accounting business; (iv) have its displays and other game enhancement tools incorporated into IGT's slot machines; and (v) develop promotions for use on IGT's Wide Area Network that supports "Megabucks," "QuarterMania" and other progressive jackpot promotions.

PRELIMINARY TERMS OF SERIES A STOCK

    In connection with the Strategic Alliance, the Company has agreed in principle (subject to shareholder approval of the Amendment and agreement on definitive documentation) to authorize and issue to IGT 519,481 shares of Series A Convertible Preferred Stock (the "Series A Stock") at a price of $9.625 per share and to grant to IGT the option, exercisable until August 7, 1997, to purchase an additional 519,481 shares of Series A Stock at $9.625 per share. The final terms of the Series A Stock have not yet been determined, but the following is a description of what the Company believes will be the significant features of the Series A Stock:

    The Series A Stock will be entitled to receive non-cumulative dividends at a rate per share equal to 3 percent of $9.625, the initial purchase price. Any dividends declared and not paid in cash may be paid in additional shares of Series A Stock or credits to purchase the Company's products. Holders of the Series A Stock will have the option, upon notice to the Company, to convert shares of Series A Stock into shares of Common Stock based upon the applicable conversion rate in effect at the time of conversion. The initial conversion rate will be one share of Common Stock for each share of Series A Stock. The conversion rate is subject to certain adjustments for issuances of Common Stock without consideration. The Series A Stock will be subject to redemption on or after five years from the date of the initial issuance, at the option of the holders of the Series A Stock or the Company, at a price equal to the purchase price plus any declared but unpaid dividends.

    Holders of the Series A Stock will be entitled as a class to elect one director. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Stock will be entitled to receive a liquidation preference of $9.625 per share plus any declared but unpaid dividends prior to the distribution of any of the Company's assets to holders of the Common Stock. Any assets remaining after the distribution to holders of the Series A Stock will be distributed to holders of the Common Stock. If no shares of Common Stock are outstanding at the time of distribution, the assets remaining after payment of the liquidation preference to the holders of the Series A Stock will be divided ratably among the holders of the Series A Stock.

    So long as shares of the Series A Stock are outstanding, the Company cannot effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Company, or any consolidation or merger in which the Company is not the surviving corporation or in which the holders of the capital stock of the Company before the consolidation or merger own less than 50 percent of the Company after the consolidation or merger, or any reclassification or other change of any stock, or any recapitalization of the Company, or any voluntary dissolution, liquidation or winding up of the Company, without the approval of the holders of the Series A Stock.

    Shares of the Series A Stock and shares of Common Stock issuable upon conversion of the Series A Stock will be "restricted securities" under the federal securities laws and may not be resold without registration under the Securities Act of 1933, as amended, unless an exemption from registration is available.

    The Company expects to grant to IGT certain rights to demand registration of the Common Stock underlying the Series A Stock which may be exercised on or after December 31, 1997. Those rights would require the Company to register with the SEC the shares of Common Stock issuable on conversion of the Series A Stock. The Company will likely agree to pay all the expenses of one such registration. The Company will agree to indemnify certain parties in connection with such registration, including any underwriters. The Company also expects to grant piggy-back and rights to registrations on Form S-3.

    As one of the conditions to closing of the Strategic Alliance, the Company shall enter into a five year employment and noncompetition agreement with John Acres, the Company's Chairman and Chief Executive Officer. Although the Company and Mr. Acres have been discussing an employment agreement, no agreement has been reached.

NEVADA CORPORATION LAW

    The Company is governed by Nevada law, including the provisions of Chapter 78 of Nevada Revised Statutes. Section 78.379 provides that an "acquiring person" shall obtain only such rights in "acquired control shares" as are conferred by a resolution of the shareholders of a corporation. Generally, this section applies to the acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, enable the acquiring person to exercise 20% or more of all the voting power of the corporation in the election of directors. In general, Section 78.438 prohibits a resident domestic Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within three years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

NEVADA GAMING REGULATION

    The holders of any form of gaming license in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada State Gaming Control Board ("Nevada Board"), the Clark County Liquor and Gaming Licensing Board and any other local jurisdiction within which the Company does business in Nevada. The Nevada Commission, the Nevada Board and the local gaming regulatory authorities are collectively referred to as the "Nevada Gaming Authorities."

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) to provide a source of state and local revenues though taxation and licensing fees.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or any subsidiary of the Company in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee or registered corporation. Officers, directors, shareholders and key employees of the Company, or any subsidiary of the Company, directly involved in gaming activities are required to be licensed or found suitable by the Nevada Gaming Authorities. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

    Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act requires any person who individually, or in conjunction with others, directly or indirectly acquires beneficial ownership of more than 5% of the voting securities of the Company to report such acquisition to the Nevada Commission within ten days following the required, or voluntary, reporting of such acquisition with the SEC. Likewise, the Nevada Act requires any person who individually, or in conjunction with others, directly or indirectly acquires beneficial ownership of more than 10% of the voting securities of the Company to report such acquisition to the Nevada Commission in the same manner, and further, to apply to the Nevada Commission for a finding of suitability to be associated with the Company within thirty days after the chairman of the Nevada Board mails a written notice to such person(s) requiring such filing.

    Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any shareholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a shareholder or to have any other relationship with the Company, or any subsidiary of the Company, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value. Additionally, at least one local gaming regulatory authority, the Clark County Liquor and Gaming Licensing Board, has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a slot route operator's license, in this case the Company.

    IGT is also subject to Nevada Gaming Authorities. The Company expects that the investment by IGT will be approved by Nevada Gaming Authorities and other gaming authorities who have jurisdiction over the Company or IGT.

    The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Company.

    The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming operations in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

    Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he or she obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such registered corporation. The Nevada Commission may also require controlling shareholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

    If shareholders approve the Amendment, the Company will be able to negotiate and finalize the IGT transaction without further shareholder action. The issuance of Series A Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of the Common Stock.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

         PROPOSAL NO. 3--APPROVAL OF AMENDMENT TO THE 1993 STOCK OPTION
              AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES

DESCRIPTION OF PLAN

    An aggregate of 1,000,000 shares (subject to adjustment in the event of any stock dividend or split, recapitalization, reclassification, combination, exchange of shares, or other similar corporate change) of the Company's Common Stock is currently reserved for issuance pursuant to awards under the 1993 Plan. On August 26, 1996, subject to shareholder approval, the Board of Directors increased the shares reserved under the 1993 Plan by 750,000 shares to a total of 1,750,000 shares. The Board of Directors believes that the availability of an adequate number of shares reserved for issuance under the 1993 Plan is an important factor in attracting, retaining and motivating qualified officers and employees essential to the success of the Company. The Board of Directors believes that the 750,000 additional shares of Common Stock available for issuance as a result of the amendment to the 1993 Plan should be sufficient to meet the Company's requirements for approximately two years.

    As of October 18, 1996, an aggregate of 1,031,100 shares were subject to outstanding stock options. Options for a total of 31,100 shares are subject to shareholder approval of the increase in shares authorized under the 1993 Plan. The exercise prices for currently outstanding stock options range from $3.00 to $16.00 per share. Options for 154,525 shares have been exercised under the 1993 Plan. No grants of restricted stock have been made under the 1993 Plan.

ELIGIBILITY

    Under the 1993 Plan, the Company may grant incentive stock options (ISOs), nonqualified stock options (NSOs) or restricted stock awards. Any employee or consultant of the Company or any of its "Affiliates" (as such term is defined in the 1993 Plan) is eligible for awards under the 1993 Plan; provided, however, that only employees of the Company may be awarded ISOs. As of June 30, 1996, approximately 71 persons were eligible to receive awards under the 1993 Plan. Since awards under the 1993 Plan are discretionary, awards thereunder for the current fiscal year are not currently determinable. In the fiscal year ended June 30, 1996, options to purchase an aggregate of 360,000 shares of Common Stock were granted to all executive officers as a group and options to purchase an aggregate of 202,400 shares of Common Stock were granted to all other employees of the Company as a group (including officers who are not executive officers) at exercise prices ranging from $3.00 to $16.00. Options granted during the fiscal year ended June 30, 1996, to the Company's Named Executive Officers are set forth in this Proxy Statement under "Options Grants in Last Fiscal Year."

ADMINISTRATION

    The 1993 Plan is currently administered by the Company's Board of Directors, which has the sole authority, subject to the provisions of the 1993 Plan, to determine the persons to whom awards will be made, the type, amount, size and terms of awards and other terms, conditions and restrictions of the awards.

TERMS AND CONDITIONS OF OPTIONS

    The number of shares that may be purchased upon the exercise of options and the price at which shares may be purchased will be established by the Board of Directors; provided, however, that with regard to ISOs, the aggregate fair market value of shares (determined at the time the ISO is granted) with respect to which ISOs are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

    With regard to ISOs, the exercise price cannot be less than the fair market value of the Common Stock on the date of grant or 110 percent of such fair market value in the case of ISOs granted to individuals who hold 10 percent or more of the Common Stock on the date of grant. The exercise price of NSOs cannot be less than 85 percent of the fair market value of the Common Stock on the date of grant. Upon exercise of any option, payment for shares as to which an option is being exercised may be made in cash, in shares of the Company's Common Stock having an aggregate fair market value on the date of exercise which is not less than the exercise price of the option, or by a combination of cash and such shares, as the Board of Directors may determine.

    No option will be exercisable more than 121 months after the date on which it is granted.

    Options granted under the 1993 Plan are non-transferable except to the extent permitted by the agreement evidencing such option; provided, however, that no option will be transferable by any optionee other than by will or the laws of descent and distribution.

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS

    Restricted stock awards granted pursuant to the 1993 Plan entitle the holder to receive shares of the Company's Common Stock, subject to forfeiture to the Company if specified conditions are not satisfied by the end of a specified period. The Board of Directors is to establish a period (the "Restricted Period") at the time a restricted stock award is granted during which the holder will not be permitted to sell, transfer, pledge, encumber, or assign the shares of Common Stock subject to the award.

    During the Restricted Period, the holder of shares subject to a restricted stock award will have all of the rights of a shareholder of the Company with respect to such shares, including the right to vote the shares and to receive any dividends or other distributions with respect to the shares. Except to the extent otherwise provided in the restricted stock agreement governing each restricted stock award, if prior to the expiration of the Restricted Period, the holder ceases to be an employee or consultant to the Company or its Affiliates, or any condition established by the Board of Directors for the release of any restriction has not occurred, all shares of the Common Stock then subject to any restriction will be forfeited to the Company without further obligation of the Company to the holder thereof, and all rights to the holder with respect to such shares will terminate.

    The Board of Directors may permit a gift of restricted stock to the holder's spouse, child, stepchild, grandchild, or legal dependent, or to a trust whose sole beneficiary (or beneficiaries) is the holder of the stock, and/or any one or more of such persons; provided, that the donee enters into an agreement with the Company pursuant to which it agrees that the restricted shares will be subject to the same restrictions in the hands of such donee as it was in the hands of the donor.

TERMINATION AND AMENDMENT

    The 1993 Plan will terminate on the earlier of the date on which the 1993 Plan is terminated by the Board of Directors or July 20, 2003. The 1993 Plan may be amended at any time by the Board of Directors, subject to approval by shareholders, holding a majority of the voting stock, of any amendment that will
(i) materially increase the benefits accruing to participants under the 1993 Plan; (ii) increase the number of shares available for issuance or sale pursuant to the 1993 Plan (other than as permitted in certain circumstances provided by the 1993 Plan); or (iii) materially modify the requirements as to eligibility for participation in the 1993 Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of participation in the 1993 Plan. The discussion is general in nature and does not address issues related to the tax circumstances of any particular participant in the 1993 Plan. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. The discussion does not address state, local or foreign consequences.

    NON-QUALIFIED STOCK OPTIONS. There are no tax consequences to the Company or the optionee upon the grant of an NSO under the 1993 Plan. Upon the exercise of an NSO, an optionee recognizes ordinary income equal to the difference between the exercise price for the shares and the fair market value of the shares on the date of exercise. The Company is entitled to a corresponding tax deduction equal to the amount of income recognized by the optionee at the time of recognition by the optionee, provided that the Company meets its federal income and employment tax withholding obligations and that the deduction is not otherwise disallowed by the Code.

    INCENTIVE STOCK OPTIONS. An optionee does not recognize income upon the grant or exercise of an ISO, except that the excess of the fair market value of the shares at the time of exercise over the option price will be income for purposes of calculating the optionee's alternative minimum tax, if any. An option loses its status as an ISO if the optionee exercises the ISO (i) more than three months after the optionee terminates employment or retires for reasons other than death or disability or (ii) more than one year after the optionee terminates employment because of disability. If an optionee does not make a "disqualifying disposition" (defined below) of an ISO, the gain, if any, upon a subsequent sale (i.e., the excess of the proceeds received over the option price) will be long-term capital gain.

    For shares acquired through exercise of an ISO, a "disqualifying disposition" is a transfer of the shares (i) within two years after the grant of the ISO or (ii) within one year after the transfer of the shares to the optionee pursuant to the ISO's exercise. If the optionee makes a disqualifying disposition, the optionee generally will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the option price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the option price will be ordinary income and the balance, if any, will be long-term or short-term capital gain, depending on whether the shares were sold more than one year after the ISO was exercised. If, however, the optionee sells the shares to an unrelated party at a price that is below the fair market value of the shares at the time the ISO was exercised and the sale is a disqualifying disposition, the amount of ordinary income will be limited to the amount realized on the sale over the option price.

    The Company is entitled to a deduction with respect to an ISO only in the taxable year in which a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

    RESTRICTED STOCK AWARDS. A participant who receives an award of restricted stock under the 1993 Plan generally will recognize ordinary income at the time at which the restrictions on such shares (the "Restrictions") lapse, in an amount equal to the excess of (i) the fair market value of such shares at the time the Restrictions lapse, over (ii) the price, if any, paid for such shares. If the participant makes an election with respect to such shares under Section 83(b) of the Code, not later than 30 days after the date shares are transferred to the participant pursuant to such award, the participant will recognize ordinary income at the time of transfer in an amount equal to the excess of (i) the fair market value of the shares covered by the award (determined without regard to any restriction other than a restriction which by its terms will never lapse) at the time of such transfer over (ii) the price, if any, paid for such shares.

    A participant's tax basis in shares received pursuant to a restricted stock award granted under the 1993 Plan will be equal to the sum of the price paid for such shares, if any, and the amount of ordinary income recognized by such participant with respect to the transfer of such shares or the lapse of the Restrictions thereon. The participant's holding period for such shares for purposes of determining gain or loss on a subsequent sale will begin immediately after the transfer of such shares to the participant, if a Section 83(b) election is made with respect to such shares, or immediately after the Restrictions on such shares lapse, if no Section 83(b) election is made.

    Generally, a deduction will be allowed to the Company, for federal income tax purposes, in an amount equal to the ordinary income recognized by a participant with respect to shares awarded pursuant to the 1993 Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company and is reasonable.

    If, subsequent to the lapse of Restrictions on his or her shares, the participant sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares to the holder will be taxed as long-term or short-term capital gain or loss, depending on whether the participant's holding period for such shares exceeds the applicable holding period at the time of sale and provided that the participant holds such shares as a capital asset at such time.

    If a Section 83(b) election is made and, before the Restrictions on the shares lapse, the shares which are subject to such election are resold to the Company or are forfeited, (i) no deduction would be allowed to such participant for the amount included in the income of such participant by reason of such
Section 83(b) election, and (ii) the participant would realize a loss in an amount equal to the excess, if any, of the amount paid for such shares over the amount received by the participant upon such resale or forfeiture (which loss would be a capital loss if the shares are held as a capital asset at such time). In such event, the Company would be required to include in its income the amount of any deduction previously allowable to it in connection with the transfer of such shares.

    As of October 25, 1996, the last reported sale price per share of Common Stock on the Nasdaq National Market was $16.625.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
AMENDMENT OF THE 1993 STOCK OPTION AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER BY 750,000 SHARES.

                      PROPOSAL NO. 4--RATIFICATION OF THE
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors will request that the shareholders ratify the appointment of Arthur Andersen LLP as independent public accountants to examine the financial statements of the Company for the fiscal year ending June 30, 1997. The firm of Arthur Andersen LLP has served as the Company's public accountants since 1993. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

                           PROPOSALS OF SHAREHOLDERS

    Any shareholder wishing to have a proposal considered for inclusion in the proxy materials for the Company's 1997 Annual Meeting of Shareholders must set forth such proposal in writing and file it with the Secretary of the Company no later than July 1, 1997.

                                 OTHER BUSINESS

    At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

                           INCORPORATION BY REFERENCE

    The Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1996, transmitted with the Proxy Statement, are hereby incorporated by reference. No other portions of the Annual Report shall be deemed incorporated herein.

                             FINANCIAL INFORMATION

    THE COMPANY'S 1996 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THESE MATERIALS. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1996 MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER, ACRES GAMING INCORPORATED, 815 NW NINTH STREET, CORVALLIS, OREGON 97330.

                                          By Order of the Board of Directors
                                          John F. Acres, Chief Executive Officer
                                           and Secretary

November 1, 1996

                                   APPENDIX 1
                                AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                           ACRES GAMING INCORPORATED

    Article IV of the Company's Articles of Incorporation shall be deleted in its entirety and the following substituted therefor.

                                   ARTICLE IV

    A.  AUTHORIZED CAPITAL.

    The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the corporation shall have authority to issue shall be 70,000,000, consisting of 50,000,000 shares of Common Stock with a par value of $.01 per share, and 20,000,000 shares of Preferred Stock with a par value of $.01 per share.

    B.  COMMON STOCK.

    Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends out of funds of the corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors and shall be entitled to receive distributions legally payable to stockholders on the liquidation of the corporation. The holders of shares of Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of the corporation and the right to vote on all other matters, except where a separate class or series of the corporation's stockholders vote by class or series.

    C.  PREFERRED STOCK.

    Shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine the voting powers, designations, preferences, limitations, restructuring and relative rights of the shares of any series so established

    D.  PREEMPTIVE RIGHTS.

    No holder of outstanding shares of this corporation shall have any preemptive rights with respect to (i) any shares of any class of stock of this corporation, whether now or hereafter authorized, (ii) any warrants, rights, or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

                                   APPENDIX 2
                           ACRES GAMING INCORPORATED
                      1993 STOCK OPTION AND INCENTIVE PLAN

    The purpose of the Acres Gaming Incorporated 1993 Stock Option and Incentive Plan (the "Plan") is to promote the growth and profitability of Acres Gaming Incorporated (the "Company") and its Affiliates by providing its key employees and consultants with an incentive to achieve long-term corporate objectives, to attract and retain persons of outstanding competence, and to provide such persons with an equity interest in the Company.

    1. STOCK SUBJECT TO PLAN. An aggregate of 1,750,000 shares (the "Shares") of the Common Stock, par value $.01 per share ("Common Stock") of the Company may be subject to awards granted under the Plan. Such Shares may be authorized but unissued Common Stock or authorized and issued Common Stock that has been or may be acquired by the Company. Shares that are subject to an award which expires or is terminated unexercised, or which are reacquired by the Company upon the forfeiture of restricted Shares, shall again be available for issuance under the Plan.

    2.  ADMINISTRATION.

        A. COMMITTEE. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall be comprised of the entire Board or, if the Board so determines, of two or more members of the Board.

        B. POWERS AND DUTIES. The Committee shall have the authority to make rules and regulations governing the administration of the Plan; to select the eligible employees and consultants to whom awards shall be granted; to determine the type, amount, size, and terms of awards; to determine the time when awards shall be granted; to determine whether any restrictions shall be placed on Shares purchased pursuant to any option or issued pursuant to any award; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations need not be uniform, and may be made by it selectively among persons who are eligible to receive awards under the Plan, whether or not such persons are similarly situated. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive.

    3. ELIGIBILITY. Any employee of or consultant to the Company or of any of its Affiliates shall be eligible to receive awards under the Plan. A person who has been granted an award under this Plan, or under any predecessor plan, may be granted additional awards if the Committee shall so determine. Except to the extent otherwise provided in the agreement evidencing an award, the granting of an award under this Plan shall not affect any outstanding award previously granted under this Plan or under any other plan of the Company or any Affiliate. For purposes of the Plan, the term "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as those terms are defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended.

    4. AWARDS. The Committee may make awards to eligible persons in the form of stock options which are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or stock options which are not intended to so qualify ("Nonqualified Options"), or awards of restricted stock, or any combination thereof.

    5. STOCK OPTIONS. A stock option granted pursuant to the Plan shall entitle the optionee, upon exercise, to purchase Shares at a specified price during a specified period. Options shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each option shall be subject to the following requirements:

        A. TYPE OF OPTION. Each option shall be identified in the agreement pursuant to which it is granted as an Incentive Stock Option or as a Nonqualified Option, as the case may be.

        B. TERM. No option shall be exercisable more than 121 months after the date on which it is granted.

        C. PAYMENT. The purchase price of Shares subject to an option shall be payable in full at the time the option is exercised. Payment may be made in cash, in shares of Common Stock having an aggregate fair market value on the date of exercise which is not less than the option price, or by a combination of cash and such shares, as the Committee may determine, and subject to such terms and conditions as the Committee deems appropriate.

        D. PURCHASE PRICE OF NONQUALIFIED OPTIONS. The purchase price of Shares that are subject to Nonqualified Options shall also be determined by the Committee at the time such Options are granted, but in no event shall such purchase price be less than 85% of the fair market value of such shares on the date of the grant.

        E. OPTIONS NOT TRANSFERABLE. Options shall not be transferable except to the extent permitted by the agreement evidencing such option; PROVIDED, that in no event shall any option be transferable by the optionee, other than by will or the laws of descent and distribution. Options shall be exercisable during an optionee's lifetime only by such optionee. If, pursuant to the agreement evidencing any option, such option remains exercisable after the optionee's death, it may be exercised, to the extent permitted by such agreement, by the personal representative of the optionee's estate or by any person who acquired the right to exercise such option by bequest, inheritance, or otherwise by reason of the optionee's death.

        F. INCENTIVE STOCK OPTIONS. If an option is an Incentive Stock Option, it shall be subject to the following additional requirements:

             i. Incentive Stock Options may be granted only to persons who are employees of the Company or of an Affiliate.

             ii. The purchase price of Shares that are subject to an Incentive Stock Option shall not be less than 100% of the fair market value of such Shares at the time the option is granted, as determined in good faith by the Committee.

            iii. The aggregate fair market value (determined at the time the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable by the Optionee for the first time during any calendar year, under this Plan or any other plan of the Company or any Affiliate, shall not exceed $100,000.

             iv. An Incentive Stock Option shall not be exercisable more than ten years after the date on which it is granted.

             v. The purchase price of Shares that are subject to an Incentive Stock Option granted to an employee who, at the time such option is granted, owns 10% or more of the total combined voting power of all classes of stock of the Company or of any Affiliate shall not be less than 110% of the fair market value of such Shares on the date such option is granted, and such option may not be exercisable more than five years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee.

Subject to the foregoing, options may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.

    6. RESTRICTED STOCK. Restricted stock awards granted pursuant to the Plan shall entitle the holder to receive Shares, subject to forfeiture if specified conditions are not satisfied at the end of a specified period.

Restricted stock awards shall be subject to such terms and conditions as the Committee shall from time to time approve; PROVIDED, that each award shall be subject to the following requirements:

        A. RESTRICTED PERIOD. The Committee shall establish a period (the "Restricted Period") at any time an award is granted during which the holder will not be permitted to sell, transfer, pledge, encumber, or assign the Shares subject to the award. The Committee may provide for the lapse of restrictions in installments, or upon the occurrence of certain events, where deemed appropriate. Any attempt by a holder to dispose of restricted Shares in a manner contrary to the applicable restrictions shall be void, and of no force and effect.

        B. RIGHTS DURING THE RESTRICTED PERIOD. Except to the extent otherwise provided in this paragraph 6 or under the terms of any restricted stock agreement, during the Restricted Period, the holder of restricted Shares shall have all of the rights of a stockholder in the Company with respect to such Shares, including the right to vote the Shares and to receive dividends and other distributions with respect to the Shares; PROVIDED, that all stock dividends, stock rights, and stock issued upon split-ups or reclassifications of Shares shall be subject to the same restrictions as the Shares with respect to which such stock dividends, rights, or additional stock are issued, and may be held in custody as provided below in this paragraph 6 until the restrictions thereon shall have lapsed.

        C. FORFEITURES. Except to the extent otherwise provided in the restricted stock agreement, all Shares then subject to any restriction shall be forfeited to the Company without further obligation of the Company to the holder thereof, and all rights of the holder with respect to such Shares shall terminate, if the holder shall cease to be an employee of or consultant to the Company and its Affiliates, or if any condition established by the Committee for the release of any restriction shall not have occurred, prior to the expiration of the Restricted Period.

        D. CUSTODY. The Committee may provide that the certificates evidencing restricted Shares shall be held in custody by a bank or other institution, or by the Company or any Affiliate, until the restrictions thereon have lapsed, and may require that the holder of any restricted Shares shall have delivered to the Company one or more stock powers, endorsed in blank, relating to the restricted Shares as a condition of receiving the award.

        E. CERTIFICATES. A recipient of a restricted stock award shall be issued a certificate or certificates evidencing the Shares subject to such award. Such certificates shall be registered in the name of the recipients, and may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, which legend shall be in substantially the following form:

       "The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Acres Gaming Incorporated 1993 Stock Option and Incentive Plan and an Agreement entered into between the registered owner and Acres Gaming Incorporated. Copies of such Plan and Agreement are on file in the offices of Acres Gaming Incorporated."

        F. GIFTS, ETC. Notwithstanding any other provision of this paragraph 6, the Committee may permit a gift of restricted stock to the holder's spouse, child, stepchild, grandchild, or legal dependent, or to a trust whose sole beneficiary or beneficiaries shall be the holder and/or any one of such persons: PROVIDED, that the donee shall have entered into an agreement with the Company pursuant to which it agrees that the restricted stock shall be subject to the same restrictions in the hands of such donee as it was in the hands of the donor.

    7. AGREEMENTS. Each option or award granted pursuant to the Plan shall be evidenced by an agreement setting forth the terms and conditions upon which it is granted. Multiple options or awards may be evidenced by a single agreement. Subject to the limitations set forth in the Plan, the Committee may, with the consent of the person to whom an award has been granted, amend any such agreement to modify the terms or conditions governing the award evidenced thereby.

    8. ADJUSTMENTS. In the event of any changes in the outstanding Shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, combination, or exchange of Shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the number of shares subject to an award, in the option price or value of an award, or in the maximum number of Shares subject to this Plan, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock.

    9. MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC. Subject to the provisions of the agreement evidencing any award, if the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors of the Company shall have the power to make any arrangement it deems advisable with respect to outstanding awards and in the number of Shares subject to this Plan, which shall be binding for all purposes of this Plan, including, but not limited to, the substitution of new awards for any awards then outstanding, the assumption of any such awards, and the termination of such awards.

    10. EXPENSES OF PLAN. The expenses of administering this Plan shall be borne by the Company and its Affiliates.

    11. RELIANCE ON REPORTS. Each member of the Committee and each member of the Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Affiliates and upon any other information furnished in connection with this Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board of Directors be liable for any determination made or other action taken or omitted in reliance upon any such report or information, or for any action taken or omitted, including the furnishing of information, in good faith.

    12. RIGHTS AS STOCKHOLDER. Except to the extent otherwise specifically provided hereon, no recipient of any award shall have any rights as a stockholder with respect to Shares sold or issued pursuant to the Plan until certificates for such Shares have been issued to such person.

    13. GENERAL RESTRICTIONS. Each award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the Committee:

        a. the listing, registration, or qualification of any Shares related thereto upon any securities exchange or under any state or federal law;

        b.  the consent or approval of any regulatory body; or

        c. an agreement by the recipient with respect to the disposition of any such Shares;

is necessary or desirable as a condition of the issuance or sale of such Shares, such award shall not be consummated unless and until such listing, registration, qualification, consent, approval, or agreement is effected or obtained in form satisfactory to the Committee.

    14. EMPLOYMENT RIGHTS. Nothing in this Plan, or in any agreement entered into hereunder, shall confer upon any person the right to continue to serve as an employee of or consultant to the Company or an Affiliate, or affect the right of the Company or Affiliate to terminate such person's service at any time, with or without cause.

    15. WITHHOLDING. If the Company proposes or is required to issue Shares pursuant to the Plan, it may require the recipient to remit to it, or may withhold from such award or from the recipient's other compensation, an amount, in the form of cash or Shares, sufficient to satisfy any applicable federal, state, or local tax withholding requirements prior to the delivery of any certificates for such Shares.

    16. AMENDMENTS. The Board of Directors of the Company may at any time, and from time to time, amend the Plan in any respect, except that no amendment that would:

        a. materially increase the benefits accruing to participants under the Plan;

        b. increase the number of Shares available for issuance or sale pursuant to the Plan (other than as permitted by paragraphs 8 and 9); or

        c. materially modify the requirements as to eligibility for participation in the Plan;

shall be made without the affirmative vote of stockholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held stockholders' meeting.

    17. STOCKHOLDER APPROVAL. Any award granted under the Plan prior to the date on which the Plan is approved by stockholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held stockholders' meeting shall be contingent upon such approval.

    18. DURATION. No options or rights shall be granted under the Plan after the earlier of: (a) the date on which the Plan is terminated by the Board of Directors of the Company; or (b) July 20, 2003.

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 12, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Joseph A. Huseonica and John F. Acres, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designed below, all the shares of Common Stock of Acres Gaming Incorporated held of record by the undersigned on October 18, 1996, at the Annual Meeting of Shareholders to be held on November 12, 1996, or at any adjournment thereof.

    1.  ELECTION OF DIRECTOR. Election of the following nominee to serve as director for a one-year term or until his successor is duly elected.
                                            JOHN F. ACRES
                / /        FOR NOMINEE     / /        WITHHOLD AUTHORITY TO VOTE FOR NOMINEE
-----------------------------------------------------------------------------------------------------

    2.  AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION. Amend the Company's Articles of
Incorporation to authorize a class of Preferred Stock to be designated by the Board of Directors.
                / /        FOR        / /        AGAINST     / /        ABSTAIN
----------------------------------------------------------------------------------------------------
    3.  AMENDMENT OF THE ACRES GAMING INCORPORATED 1993 STOCK OPTION AND INCENTIVE PLAN. Amend the
Acres Gaming Incorporated 1993 Stock Option and Incentive Plan to increase the number of shares issuable thereunder by 750,000 shares.
                / /        FOR        / /        AGAINST     / /        ABSTAIN
----------------------------------------------------------------------------------------------------
    4.  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996. Ratify the selection of Arthur
Andersen LLP as the Company's independent public accountants for the fiscal year ending June 30,
1997.
                / /        FOR        / /        AGAINST     / /        ABSTAIN
----------------------------------------------------------------------------------------------------

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR THE NOMINEE" IN
ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.

                                             Please sign below exactly as your
                                             name appears on your stock
                                             certificate. When shares are held
                                             jointly, each person should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. An
                                             authorized person should sign on
                                             behalf of corporations,
                                             partnerships and associations and
                                             give his or her title.
                                             Dated: ______________________, 1996
                                             ___________________________________
                                                          Signature
                                             ___________________________________
                                                  Signature if held jointly

  YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE
                   EXPENSE OF ADDITIONAL SOLICITATION EFFORTS

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company was founded to pursue new concepts in slot machine game promotion and bonusing for the casino industry. Although there was and is significant competition in the slot accounting and player tracking business, the Company's initial focus was the sale of these systems in order to establish relationships with casinos with products the industry understood and was then using. The Company was able to achieve some market success in this business because of its commitment to provide follow-on promotion and bonusing products designed to enhance casino profitability by providing entertainment and incentives to slot machine players. The Company installed the first Concept III bonus product in November 1994. In fiscal 1996 and 1995, it derived revenues of $5,394,000 and $159,000 based on bonusing products.

   The Company's strategic alliance with IGT will allow the Company to focus its efforts on bonusing technology and the creation of proprietary games. The Company anticipates that it will withdraw from direct participation in the slot accounting and player tracking business in fiscal 1997 and will instead sell these products to IGT for inclusion in IGT's Smart System-TM-. At its current stage of operations, the Company's financial position and operating results may be materially affected by a number of factors, including the timing of receipt, installation and regulatory approval of any one order, availability of additional capital, competition and technological change. Historically, three or fewer customers have accounted for more than 60% of annual revenues.

RESULTS OF OPERATIONS
     COMPARISON OF THE YEARS ENDED JUNE 30, 1996 AND 1995

The Company's net revenues during the year ended June 30, 1996 were $6,942,000, an increase of 73% over the $4,006,000 of net revenues in 1995. The increase in revenues resulted primarily from sales to Anchor Gaming of components used in the Wheel of Gold game, sales under an agreement with Aristocrat Leisure Industries to provide Concept III bonusing capability for a casino under development by Crown Ltd. in Melbourne, Australia, and the sale of a bonusing, slot accounting player tracking system to the Sundowner Hotel & Casino.

    Gross Profit as a percentage of net revenue increased to 48% in 1996 from 36% in 1995. Gross profit increased primarily as a result of Concept III bonusing products comprising a larger percentage of sales in 1996. The Company realizes larger margins for bonusing products.

    Operating expenses increased to $5,020,000 in the year ended June 30, 1996 from $3,925,000 in the year ended June 30, 1995, an increase of 28%. The increase in operating expenses resulted primarily from the addition of personnel and expansion of the sales and service office in Las Vegas. The expansion was undertaken in order to support growth in revenue and to expand development of Concept III products.

   The Company's research and development expenses increased to $2,341,000 in the year ended June 30, 1996 from $1,900,000 in the year ended June 30, 1995. The Company expects to spend a significant portion of its revenue on research and development in order to enhance and expand the capabilities of its Concept III system, including the development of additional promotions which utilize the system's bonusing capabilities. The Company believes the enhancement and expansion of its Concept IIIsystem will lead to increased revenues from sales of its products.

   The net loss for the year ended June 30, 1996 was $1,641,000 ($0.22 per share) compared to $2,505,000 ($0.35 per share) in the prior year. Although the Company had a net loss for the full year, during the three months ended June 30, 1996, the Company had net income of $439,000 ($0.06 per share), compared to a net loss of $698,000 ($0.10 per share) for the same period in the prior year.

   COMPARISON OF THE YEARS ENDED JUNE 30, 1995 AND 1994

The Company's net revenues during the year ended June 30, 1995, were $4,006,000, an increase of 40% over the $2,852,000 of net revenues in 1994. The increase in revenues resulted primarily from sales of a slot accounting and player tracking system to the Rio Suite Hotel and Casino in Las Vegas, Nevada, and of player tracking systems to casinos operated by the Ho-Chunk Nation in Wisconsin.

   Gross profit as a percentage of net revenue increased to 36% in 1995 from 30% in 1994. Gross profit in 1994 was adversely affected by the initial sales of the player tracking module. The costs to manufacture and install these initial orders was higher than on subsequent installations. In addition, certain optional features which are separately priced on later orders were installed at no additional cost to the customer in order for the Company to be able to demonstrate such features to prospective customers.

   In order to support growth in revenue and to expand development of its Concept III products, the company hired additional personnel, made capital expenditures for computer and other equipment, leased additional space to serve as its headquarters and opened a sales and service office in Las Vegas during the year ended June 30, 1994. As a result, operating expenses increased to $3,925,000 in 1995 from $2,495,000 in the year ended June 30, 1994.

   The net loss for the year ended June 30, 1995, was $2,505,000 compared to $2,598,000 in the prior year. A charge of $898,000 was recorded during the year ended June 30, 1994 for the expenses and settlement of patent infringement litiga-tion. See Note 5 "Patent Infringement Litigation" in "Notes to Consolidated Financial Statements."

     COMPARISONS OF THE YEAR ENDED JUNE 30, 1994 AND 1993

The company's net revenues during the year ended June 30, 1994, were $2,862,000, an increase of 480% over the $492,000 of net revenues during the prior year. The first significant orders for the Company's Concept III slot accounting and player tracking system were received during the three months ended June 30, 1993. Delivery of those orders for slot accounting and player tracking systems to the Gold Shore Casino in Mississippi and for slot accounting systems to casinos operated by the Ho-Chunk Nation in Wisconsin during the year ended June 30, 1994, was the principal reason for the increase in revenues.

   Gross profit as a percentage of net revenues decreased to 30% in 1994 from 59% in 1993. The decrease resulted from costs to manufacture and install initial orders of the player tracking system.

   In order to support revenue growth and develop its Concept III products, the company hired additional personnel, made capital expenditures for computer and other equipment, leased additional space to serve as its headquarters and opened a sales and service office in Las Vegas. As a result, operating expenses increased to $2,495,000 in the year ended June 30, 1994 from $805,000 in the year ended June 30, 1993.

   A charge of $898,000 was recorded during fiscal 1994 for the expenses and settlement of patent infringement litigation (See Note 5, "Patent
Infringement Litigation" in Notes to Consolidated Financial Statements). Including the charge for the litigation settlement, the net loss was $2,598,000 ($0.39 per share) in 1994, compared to $536,000 ($0.10 per share)
in 1993.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 1996, the Company had a balance of cash and cash equivalents of $2,500,000 compared to a balance of $1,325,000 as of June 30, 1995. The Company had no debt. During the year ended June 30, 1996, net cash generated by operating activities was $1,150,000 and proceeds from issuance of common stock for stock option and warrant exercises was $610,000. Cash used for capital expenditures and other investing activities was $585,000. The major components of the net cash generated by operating activities were the net loss of $1,641,000 offset by depreciation of $540,000 and increases of $1,355,000 in customer deposits and of $987,000 in accounts payable and accrued expenses.

   The 833,600 redeemable warrants which were outstanding as of June 30, 1996 from the Company's initial public offering have an exercise price of $7.50 per share and expire in October, 1996. If exercised in full, such redeemable warrants would provide gross proceeds to the Company of approximately $6,252,000. Any proceeds from the exercise of the warrants would be used to help fund the Company's anticipated growth and product development efforts. See Note 6 - "Stockholders' Equity" in Notes to Consolidated Financial Statements.

   In August, 1996 the Company entered into a letter of intent agreement to form a strategic alliance with International Game Technology (IGT) under which the Company will initially issue approximately 519,000 shares of preferred stock for gross proceeds of $5,000,000. IGT has the option, through August 8, 1997, to purchase up to an additional 519,000 shares of preferred stock at the same price. IGT will also have the right to elect one member of the Company's Board of Directors. Closing of the initial preferred stock sale is subject to approval of the issuance of preferred stock by the Company's shareholders, receipt of approval by gaming and other regulatory agencies and completion of definitive agreements with IGT.

   The Company's sources of liquidity include its cash balances and cash generated by operations, including payment terms which generally include deposits with the receipt of customer orders. The proceeds from the exercise of the redeemable warrants and the issuance of preferred stock to IGT referred to above will provide additional cash. The sources of liquidity are expected to be sufficient to fund the Company's operations for at least the next twelve months.

RECENTLY ISSUED ACCOUNTING STANDARDS

In March, 1995, the Financial Accounting Standards Board (FASB) issued statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assests to be Disposed of," which requires the Company to review for impairment of Long-Lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. The Company has adopted the provisions of this Statement, which did not have material effect on the financial statements.

   In October, 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. The Company will continue to account for employee stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosures required by Statement No. 123 will be effective for the Company's fiscal year ending June 30, 1997.

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Acres Gaming Incorporated:

We have audited the accompanying consolidated balance sheets of Acres Gaming Incorporated (a Nevada Corporation) and subsidiary as of June 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acres Gaming Incorporated and subsidiary as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                            /s/ ARTHUR ANDERSEN LLP

Portland, Oregon,
August 9, 1996

               ACRES GAMING INCORPORATED & SUBSIDIARY

                     CONSOLIDATED BALANCE SHEETS
                    AS OF JUNE 30, 1996 AND 1995


                               ASSETS

                                           1996              1995
                                       -------------     -------------
CURRENT ASSETS:
  Cash and cash equivalents            $   2,500,000     $   1,325,000
  Receivables                                910,000           967,000
  Inventories                              2,692,000         2,395,000
  Prepaid Expenses                            94,000            73,000
                                       -------------     -------------

    Total current assets                   6,196,000         4,760,000
                                       -------------     -------------

PROPERTY AND EQUIPMENT:
  Furniture and fixtures                     515,000           508,000
  Equipment                                1,348,000         1,014,000
  Leasehold improvements                     506,000           498,000
  Accumulated depreciation                (1,329,000)         (789,000)
                                       -------------     -------------

    Total property and equipment           1,040,000         1,231,000
                                       -------------     -------------

  OTHER ASSETS, NET                          395,000           273,000
                                       -------------     -------------

                                       $   7,631,000     $   6,264,000
                                       -------------     -------------
                                       -------------     -------------

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                     $   1,456,000     $     427,000
  Accrued expenses                           440,000           482,000
  Customer deposits                        1,748,000           393,000
                                       -------------     -------------

    Total current liabilities              3,644,000         1,302,000
                                       -------------     -------------

STOCKHOLDERS' EQUITY:
  Common Stock, $.01 par value,
   50,000,000 shares authorized,
   7,601,150 and 7,494,500 shares
   issued and outstanding at June
   30, 1996 and 1995                          76,000            75,000

  Additional paid-in capital              11,224,000        10,615,000
  Accumulated deficit                     (7,313,000)       (5,672,000)
  Deferred charge-warrants                      -              (56,000)
                                       -------------     -------------

   Total stockholders' equity              3,987,000         4,962,000
                                       -------------     -------------

                                       $   7,631,000     $   6,264,000
                                       -------------     -------------
                                       -------------     -------------

          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                    CONSOLIDATED BALANCE SHEETS.

               ACRES GAMING INCORPORATED & SUBSIDIARY

                CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE YEARS ENDED JUNE 30, 1996, 1995  AND 1994


                                  1996              1995              1994
                               -----------      -----------       -----------
NET REVENUES                   $ 6,942,000      $ 4,006,000       $ 2,852,000

COST OF REVENUES                 3,587,000        2,570,000         2,001,000
                               -----------      -----------       -----------

GROSS PROFIT                     3,355,000        1,436,000           851,000
                               -----------      -----------       -----------

OPERATING EXPENSES:
 Research and development        2,341,000        1,900,000         1,352,000
 Selling, general and
   administrative                2,679,000        2,025,000         1,143,000
                               -----------      -----------       -----------

    Total operating expenses     5,020,000        3,925,000         2,495,000
                               -----------      -----------       -----------

LOSS FROM OPERATIONS            (1,665,000)      (2,489,000)       (1,644,000)

LITIGATION SETTLEMENT                -               -               (898,000)

OTHER INCOME (EXPENSE               24,000          (16,000)          (56,000)
                               -----------      -----------       -----------

NET LOSS                       $(1,641,000)     $(2,505,000)      $(2,598,000)
                               -----------      -----------       -----------
                               -----------      -----------       -----------

NET LOSS PER SHARE             $     (0.22)     $     (0.35)      $     (0.39)
                               -----------      -----------       -----------
                               -----------      -----------       -----------

WEIGHTED AVERAGE NUMBER OF
 SHARES OF COMMON STOCK
 OUTSTANDING                     7,552,000        7,145,000         6,629,000
                               -----------      -----------       -----------
                               -----------      -----------       -----------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                   CONSOLIDATED BALANCE SHEETS.

              ACRES GAMING INCORPORATED & SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
         FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994


                              Common Stock         Additional                     Deferred
                         ---------------------      Paid-In        Accumulated     Charge-
                           Shares     Amount        Capital          Deficit      Warrants     Total
                         ----------  ---------    ------------     ------------   ---------  ----------
BALANCE
 June 30, 1993           4,852,000   $ 49,000     $   704,000      $(1,434,000)   $   -      $ (681,000)
  Issuance of common
   stock                 2,215,750     22,000       8,331,000                -        -       8,353,000
  Reclassification of
   cumulative S
   corporation losses            -          -        (865,000)         865,000)       -               -
     Net loss                    -          -               -       (2,598,000)       -      (2,598,000)
                         ----------   --------    ------------     ------------   ---------  ----------

BALANCE
 June 30, 1994            7,067,750     71,000       8,170,000      (3,167,000)      -        5,074,000
  Issuance of common
     stock                  426,750      4,000       2,349,000               -       -        2,353,000
   Net loss                   -              -               -      (2,505,000)      -       (2,505,000)
   Issuance of warrants       -              -          96,000               -      (96,000)          -
   Amortization of
     warrants                 -              -               -               -       40,000      40,000
                         ----------   --------    ------------     ------------   ---------  ----------

BALANCE
 June 30, 1995            7,494,500     75,000      10,615,000       (5,672,000)    (56,000)  4,962,000
  Issuance of common
   stock                    106,650      1,000         609,000                -           -     610,000
  Net loss                        -          -               -       (1,641,000)          -  (1,641,000)
  Amortization of
   warrants                       -          -               -                -      56,000      56,000
                         ----------   --------    ------------     ------------   ---------  ----------

BALANCE
 June 30, 1996            7,601,150   $ 76,000    $ 11,224,000     $ (7,313,000)  $       -  $3,987,000
                         ----------   --------    ------------     ------------   ---------  ----------
                         ----------   --------    ------------     ------------   ---------  ----------


        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                   CONSOLIDATED STATEMENTS.

               ACRES GAMING INCORPORATED & SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994


                                                  1996            1995           1994
                                              ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                    $ (1,641,000)   $ (2,505,000)   $ (2,598,000)
  Adjustments to reconcile net loss to net cash
   from operating activities-Depreciation          540,000         449,000         161,000
    Amortization of warrants                        56,000          40,000               -
    Amortization of capitalized software costs      89,000               -               -
    Amortization of other long term assets          25,000               -               -

     Changes in assets and liabilities:
      Receivables                                   57,000        (697,000)       (171,000)
      Inventories                                 (297,000)       (409,000)     (1,935,000)
      Prepaid expenses                             (21,000)        (73,000)        (18,000)
      Accounts payable and accrued expenses        987,000        (229,000)      1,051,000
      Customer deposits                          1,355,000         304,000      (1,160,000)
                                              ------------    ------------    ------------

        Net cash from operating activities       1,150,000      (3,120,000)     (4,670,000)
                                              ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment              (349,000)       (198,000)     (1,562,000)
  Capitalized software costs                       (82,000)       (148,000)              -
  Investment in intangible assets                 (154,000)       (107,000)              -
                                              ------------    ------------    ------------

        Net cash from investing activities        (585,000)       (453,000)     (1,562,000)
                                              ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock       610,000       2,353,000       8,353,000
  Payments under notes payable to bank                   -               -         (37,000)
                                              ------------    ------------    ------------

        Net cash from financing activities         610,000       2,353,000       8,316,000
                                              ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                    1,175,000      (1,220,000)      2,084,000

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR                                        1,325,000       2,545,000         461,000
                                              ------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR      $  2,500,000    $  1,325,000    $  2,545,000
                                              ------------    ------------    ------------
                                              ------------    ------------    ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest                       $     12,000    $     22,000    $      3,000
                                              ------------    ------------    ------------
                                              ------------    ------------    ------------

NONCASH FINANCING ACTIVITIES:
 Issuance of warrants                         $          -    $     96,000    $          -
                                              ------------    ------------    ------------
                                              ------------    ------------    ------------

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                     CONSOLIDATED STATEMENTS.

               ACRES GAMING INCORPORATED & SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND COMPANY OPERATIONS:

COMPANY OPERATIONS

The consolidated financial statements include the accounts of Acres Gaming Incorporated and its wholly-owned subsidiary, AGI Distribution, Inc. (the Company). The Company develops, manufactures and markets electronic tools which game manufacturers and casinos can use to increase the playability and entertainment value of their slot games while supporting more efficient and profitable casino operations. These tools include a combination of custom electronics, software and computers. The Company presently sells its products in the United States and in Australia. Sales to Australia totaled $1,416,000, or 20% of net revenues, for the year ended June 30, 1996.

   During September 1993, JFA Enterprises, Inc. (JFA) merged two companies under common ownership into JFA in exchange for newly issued shares of JFA common stock. JFA subsequently changed its name to Acres Gaming Incorporated. The transaction was accounted for similar to a pooling of interests and, accordingly, the Company's financial statements include the accounts of the merged companies for all periods presented. In connection with this merger, the Company executed a 6-for-1 stock split. This stock split has been retroactively reflected for the period ended June 30, 1994.

   In November, 1993, the Company issued 1,667,500 units (consisting of 1,667,500 shares of common stock and 833,750 warrants) in an initial public offering resulting in net proceeds of $7,153,000. In June, 1995, the Company issued 400,000 shares of common stock to a group of private investors for net proceeds of $2,255,000. The proceeds of these transactions are being used to expand and enhance the Company's Concept III product line, expand sales and support activities, fund capital expenditures for computer and other equipment, and provide working capital. At its current stage of operations, the Company's financial position and operating results may be materially affected by a number of factors, including the timing of receipt, installation and regulatory approval of any one order, availability of additional capital, competition and technological change.

PRINCIPLES OF CONSOLIDATION

All intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

The Company sells its products under contracts which generally provide that the price be paid in installments as progress is made toward completion and that final payment be made after the completion of the contract. Revenue is recognized as individual units are installed or, in those instances where the contract does not provide for the Company to install the equipment, upon shipment. Customer deposits received under sales agreements are reflected as liabilities until the related revenue is recognized. During 1996, three customers accounted for 43%, 20% and 12% of net revenues. During 1995, two other customers accounted for 44% and 17% of net revenues and, during 1994, two other customers accounted for 48% and 20% of net revenues.

CAPITALIZED SOFTWARE AND RESEARCH AND DEVELOPMENT COSTS

Software development costs for certain projects are capitalized from the time technological feasibility is established to the time the resulting software product is first shipped. Capitalized software costs, net of accumulated amortization, were $141,000 at June 30, 1996 and $148,000 at June 30, 1995,
and are included in other assets. Amortization, generally on a two-year straight-line basis, begins when the products are first shipped. All other research and development costs are expensed as incurred.

INCOME TAXES

Certain of the companies involved in the merger discussed in Note 1 had previously elected to be taxed as S corporations. As an S corporation, a company generally is not responsible for income taxes. Instead, the stockholders are taxed on the Company's taxable income at the stockholders' individual federal and state income tax rates. These companies have incurred losses since inception.

At the time of the merger described, the S corporation status of the companies discussed above was terminated and, accordingly, the Company has been subject to federal and state income taxes from the effective date of the merger. The Company recognizes deferred taxes for cumulative temporary differences between financial reporting and tax reporting. Such deferred taxes are based on the cumulative temporary differences at the date of the merger. If the termination of the S corporation status had occurred at June 30, 1993, deferred taxes would not have been significant. Upon termination of the S corporation status, cumulative losses of approximately $865,000 attributable to the entities which had elected S corporation status were reclassified to additional paid-in capital from accumulated deficit.

   The Company accounts for income taxes under the liability method whereby deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

NET LOSS PER SHARE

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

CASH AND CASH EQUIVALENTS

The Company considers investments with an initial maturity of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of receivables. At June 30, 1996 and 1995, the fair value of the Company's receivables approximated their carrying value.

INVENTORIES

Inventories consist of electronic components and other hardware which are recorded at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed on the straight-line basis over the assets' estimated useful lives of four or five years. Leasehold improvements are amortized over the lease term.
Expenditures for maintenance and repairs are charged to operations when incurred.

INTANGIBLE ASSETS

Intangible assets consist of costs associated with the establishment of patents, trademarks, gaming licenses, and gaming product approvals in various jurisdictions. Amortization started in 1996 and is calculated using the straight-line method over a period of 2 to 15 years. Intangible assets, net of accumulated amortization, were $254,000 at June 30, 1996 and $125,000 at June 30, 1995 and are included in other assets.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. The Company has adopted the provisions of this Statement, which did not have a material effect on the financial statements.

    In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. The Company will continue to account for employee stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosures required by Statement No. 123 will be effective for the Company's fiscal year ending June 30, 1997.

2. INVENTORIES:

                                             1996           1995
                                          ----------     ----------
Inventories consist of the following:
 Raw Materials                            $1,464,000     $1,930,000
 Work-in-progress                            718,000        292,000
 Finished Goods                              510,000        173,000
                                          ----------     ----------
                                          $2,692,000     $2,395,000
                                          ----------     ----------
                                          ----------     ----------

3. INCOME TAXES:

At June 30, 1996, the Company had cumulative net operating losses totaling approximately $7,000,000, which are available to offset future taxable income through 2011. The Company has provided a valuation allowance for the entire amount of the benefit related to these net operating loss carryforwards as its realizability is uncertain at this time. Total deferred tax liabilities were insignificant as of June 30, 1996.

4. COMMITMENTS AND CONTINGENCIES:

The Company leases its office facilities under operating leases that extend through March, 2001. Future minimum lease payments under these noncancelable operating leases as of June 30, 1996 are $239,000 in 1997, $254,000 in 1998,
$227,000 in 1999, $97,000 in 2000, and $13,000 in 2001. Total lease expenses for the years ended June 30, 1996, 1995 and 1994 was $228,000, $189,000 and
$86,000, respectively.

5. PATENT INFRINGEMENT LITIGATION

The Company and a customer were named as defendants in a lawsuit filed in August 1993, which alleged patent infringement and sought to enjoin the Company from selling progressive jackpot table games. In April 1994, the Company was found to have infringed on certain patents and the patents were held to be valid. A charge of $898,000 was recorded in the statement of operations for the settlement reached after conclusion of the trial, as well as all expenses related to the trial and the settlement agreement. The Company had sold only four of the table games and had not considered them a part of its primary business plan.

6. STOCKHOLDERS' EQUITY:

In November 1993, the Company completed its initial public offering and issued 1,667,500 units, consisting of 1,667,500 shares of common stock and 833,750 Redeemable Warrants. The net proceeds of the offering were $7,153,000. The Redeemable Warrants, which expire October 27, 1996, allow the holder to purchase one share of common stock at $7.50 per share. In connection with the offering, the Company granted the underwriter warrants to purchase 145,000 shares of the Company's units at $6 per share. The warrants expire in November 1998.

   In June 1995, the Company issued 400,000 shares of common stock to a group of private investors for net proceeds of $2,255,000. In connection with this offering, the Company granted warrants to purchase 40,000 shares of common stock at $7.20 per share, which approximated market value at that date.

   In exchange for services, the Company issued warrants in 1995 to purchase 195,000 shares of common stock to two companies and two individuals. Exercise prices of the warrants range from $4.75 to $9.00 per share. The warrants expire between April, 1998 and September, 2000. Of these, warrants to purchase 50,000 shares were valued at $96,000 and recorded as paid-in capital and amortized over the term of the related service agreement. Expense associated with these warrants was $56,000 in 1996 and $40,000 in 1995.

   The Company has a Stock Option Plan (the Plan) which permits the granting of awards to directors, employees and consultants of the Company in the form of stock options. Stock options granted under the Plan may be incentive stock options or nonqualified options. A total of 1,000,000 shares of the Company's common stock has been reserved for issuance pursuant to awards granted under the Plan. Options to purchase 278,000,000 shares of common stock were exercisable at June 30, 1996.

Activity under the plan is summarized below:

                                                                   Aggregate
                                         Number        Amount        Price
                                        of Shares    Per Share   (in Thousands)
                                        ---------   ------------  -------------
Options outstanding at June 30, 1993            -    $       -    $           -
Granted                                   310,000    3.00-10.00           1,501
Exercised                                    (250)      3.00                 (1)
                                        ---------   ------------  -------------

Options outstanding at June 30, 1994      309,750    $3.00-10.00  $       1,500
Granted                                   165,500     4.16-6.50             909
Exercised                                 (26,750)    3.00-5.50             (98)
Lapsed                                    (56,875)    3.00-10.00           (421)
                                        ---------   ------------  -------------

Options outstanding at June 30, 1995      391,625     3.00-10.00          1,890
Granted                                   562,400     3.50-10.00          2,582
Exercised                                 (91,500)     3.00-6.50           (526)
Lapsed                                   (106,150)    4.16-10.00           (743)
                                        ---------   ------------  -------------

Options outstanding at June 30, 1996      756,375   $ 3.00-10.00  $       3,203
                                        ---------   ------------  -------------
                                        ---------   ------------  -------------

7. EMPLOYEE BENEFIT PLAN:

The Company has a profit sharing plan which operates under the provisions of
Section 401(k) of the Internal Revenue Code and covers substantially all full-time employees. Employer contributions may be made at the discretion of the Board of Directors. To date, there have been no employer contributions.

8. SUBSEQUENT EVENT:

In August 1996, the Company executed a letter of intent to implement a strategic alliance with International Game Technology (IGT). IGT is the largest manufacturer of slot machines in the world. The agreement includes a $5 million investment from IGT in return for 519,481 newly issued shares of the Company's 3% convertible preferred stock, with a twelve-month option to purchase an additional 519,481 preferred shares at the same price. Under the strategic alliance, the Company and IGT will be allied in four product areas:
 1) The Company will create specialty games, using IGT equipment as the foundation, to be installed under leasing and/or revenue sharing agreements in casinos; 2) the Company will sell its Concept III promotions and player tracking components for use in IGT Smart System-TM- player tracking/ slot accounting installations; 3) IGT will be able to incorporate into its slot machines the Company's displays and other game enhancement tools, and; 4) the Company will develop promotions for use on IGT's Wide Area Network that supports "Megabucks," "QuarterMania" and other progressive jackpot promotions.

    IGT will have the right to elect one member of the Company's Board of Directors. Closing of the investment transaction is subject to the approval of the new class of preferred stock by the Company's shareholders, execution of definitive agreements, and approval of gaming and other regulatory authorities.